Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Northwest Pipe Company (the “Company”) acquired Park Environmental Equipment, LLC (“ParkUSA”) on October 5, 2021 for total consideration of approximately $87.5 million, subject to a post-closing adjustment based on changes in net working capital. The Company financed the acquisition primarily by borrowings on the Company’s line of credit.

The accompanying unaudited pro forma combined financial information was prepared in accordance with Article 11 of Regulation S‑X, as amended by the SEC Final Rule Release No. 33‑10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined financial statements are based on the Company’s historical consolidated financial statements and ParkUSA’s historical consolidated financial statements as adjusted to give effect to the Company’s acquisition of ParkUSA. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 give effect to the transaction as if it had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives effect to the transaction as if it had occurred on September 30, 2021. The pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information.

Release No. 33-10786 (effective January 1, 2021) replaced the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. Therefore, the unaudited pro forma condensed combined financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the dates indicated and does not purport to indicate results of operations for any future period.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10‑K and quarterly report on Form 10‑Q, and ParkUSA’s historical information included herein.

NORTHWEST PIPE COMPANY
PRO FORMA CONDENSED COMBINED BALANCE SHEET
(Unaudited)
September 30, 2021
(In thousands)

	Northwest Pipe Company Historical	Park Environmental Equipment, LLC Historical	Reclassification Adjustments (Note 3)	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined

Assets
Current assets:
Cash and cash equivalents	$3,188	$2,545	$-	$(87,493)	(a)	$4,512
				86,272	(b)
Trade and other receivables, net	38,885	11,552	-	-		50,437
Contract assets	111,239	-	-	-		111,239
Inventories	43,042	7,403	-	2,544	(c)	52,989
Prepaid expenses and other	1,915	265	-	-		2,180
Total current assets	198,269	21,765	-	1,323		221,357
Property and equipment, net	111,157	5,261	-	2,761	(d)	119,179
Operating lease right-of-use assets	32,769	-	-	58,301	(e)	91,070
Goodwill	22,985	-	-	28,527	(f)	51,512
Intangible assets, net	9,571	1,400	-	30,100	(g)	41,071
Other assets	6,216	-	-	-		6,216
Total assets	$380,967	$28,426	$-	$121,012		$530,405

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,148	$2,318	$-	$-		$22,466
Accrued liabilities	17,406	2,547	-	2,516	(h)	22,469
Contract liabilities	5,388	-	-	-		5,388
Current portion of operating lease liabilities	2,401	-	-	1,897	(e)	4,298
Total current liabilities	45,343	4,865	-	4,413		54,621
Borrowings on line of credit	2,153	-	-	86,272	(b)	88,425
Operating lease liabilities	30,004	-	-	56,404	(e)	86,408
Deferred income taxes	12,391	-	-	-		12,391
Other long-term liabilities	10,767	-	-	-		10,767
Total liabilities	100,658	4,865	-	147,089		252,612

Total stockholders’ equity	280,309	23,561	-	(2,516)	(h)	277,793
				(23,561)	(i)
Total liabilities and stockholders’ equity	$380,967	$28,426	$-	$121,012		$530,405

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NORTHWEST PIPE COMPANY
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(Unaudited)
For the Nine Months Ended September 30, 2021
(In thousands, except per share amounts)

	Northwest Pipe Company Historical	Park Environmental Equipment, LLC Historical	Reclassification Adjustments (Note 3)		Transaction Accounting Adjustments (Note 4)		Pro Forma Combined

Net sales	$230,766	$52,238	$-		$-		$283,004
Cost of sales	200,090	27,376	13,735	(1)	341	(d)	241,628
			-		86	(e)
Gross profit	30,676	24,862	(13,735)		(427)		41,376
Selling, general and administrative expense	17,729	21,855	(13,128)	(1)	2,251	(g)	28,707
Depreciation and amortization expense	-	607	(607)	(1)	-		-
Operating income	12,947	2,400	-		(2,678)		12,669
Gain on forgiveness of paycheck protection program loan	-	1,975	-		-		1,975
Other income, net	260	219	-		-		479
Interest income	-	2	-		-		2
Interest expense	(687)	-	-		(563)	(b)	(1,250)
Income before income taxes	12,520	4,596	-		(3,241)		13,875
Income tax expense	3,268		-		345	(j)	3,613
Net income	$9,252	$4,596	$-		$(3,586)		$10,262

Net income per share:
Basic	$0.94						$1.04
Diluted	$0.93						$1.03

Shares used in per share calculations:
Basic	9,849						9,849
Diluted	9,918						9,918

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NORTHWEST PIPE COMPANY
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(Unaudited)
For the Year Ended December 31, 2020
(In thousands, except per share amounts)

	Northwest Pipe Company Historical	Park Environmental Equipment, LLC Historical	Reclassification Adjustments (Note 3)		Transaction Accounting Adjustments (Note 4)		Pro Forma Combined

Net sales	$285,907	$66,539	$-		$-		$352,446
Cost of sales	235,388	38,525	11,846	(1)	2,544	(c)	289,814
			-		747	(d)
			-		(36)	(e)
			-		800	(g)
Gross profit	50,519	28,014	(11,846)		(4,055)		62,632
Selling, general and administrative expense	24,954	17,535	(10,975)	(1)	3,002	(g)	37,032
			-		2,516	(h)
Depreciation and amortization expense	-	871	(871)	(1)	-		-
Operating income	25,565	9,608	-		(9,573)		25,600
Other income	953	34	-		-		987
Interest income	49	104	-		-		153
Interest expense	(933)	(29)	-		(1,833)	(b)	(2,795)
Income before income taxes	25,634	9,717	-		(11,406)		23,945
Income tax expense (benefit)	6,584	-	-		(422)	(j)	6,162
Net income	$19,050	$9,717	$-		$(10,984)		$17,783

Net income per share:
Basic	$1.95						$1.82
Diluted	$1.93						$1.80

Shares used in per share calculations:
Basic	9,788						9,788
Diluted	9,873						9,873

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

Northwest Pipe Company (the “Company”) acquired Park Environmental Equipment, LLC (“ParkUSA”) on October 5, 2021.

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are based upon available information and certain assumptions (1) directly attributable to the acquisition, (2) factually supportable and reasonable under the circumstances and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the acquisition. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed.

The acquisition will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations.” As the acquirer for accounting purposes, the Company has estimated the fair value of ParkUSA’s assets acquired and liabilities assumed and conformed the accounting policies of ParkUSA to its own accounting policies.

The pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

2.	Preliminary Purchase Price Allocation

The Company has performed a preliminary valuation analysis of the fair value of ParkUSA’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as if the acquisition had closed on September 30, 2021 (in thousands):

Cash and cash equivalents	$2,545
Trade and other receivables	11,552
Inventories	9,947
Prepaid expenses and other	265
Property and equipment	8,022
Operating lease right-of-use assets	58,301
Intangible assets	31,500
Accounts payable	(2,318)
Accrued liabilities	(2,547)
Operating lease liabilities	(58,301)
Goodwill	28,527
Total estimated consideration	$87,493

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statement of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property and equipment, (2) changes in allocations to intangible assets, (3) changes in operating lease right-of-use assets and liabilities, (4) changes in income taxes, and (5) other changes to assets and liabilities, including working capital adjustments.

3.	Reclassification Adjustments

The reclassification adjustments are based on our preliminary estimates and assumptions that are subject to change. The following reclassification adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(1)

The Company recognizes certain expenses in Cost of sales, while ParkUSA recognizes these expenses in Selling, general, and administrative expense and Depreciation and amortization expense. Therefore, this reclassification adjustment conforms the presentation of these expenses to the Company’s presentation.

4.	Transaction Accounting Adjustments

The transaction accounting adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	Reflects consideration of $87.5 million of cash paid at closing of acquisition.

(b)	Reflects the increase in borrowings on line of credit of $86.3 million incurred to fund the acquisition.

The following table summarizes the change in interest expense resulting from interest on the borrowings on the line of credit and the amortization of related debt issuance costs (in thousands):

	Nine Months Ended September 30, 2021	Year Ended December 31, 2020

Estimated interest expense	$1,054	$2,152
Estimated debt issuance costs	196	614
Historical interest expense	(300)	(656)
Historical debt issuance costs	(387)	(277)
Pro forma adjustments to interest expense	$563	$1,833

(c)

Reflects the adjustment of $2.5 million to step up the estimated fair value of the work-in-process and finished goods inventories. The calculation of fair value is preliminary and subject to change. The fair value was determined based on the estimated selling price of the inventories, less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. The pro forma statement of operations for the year ended December 31, 2020 is also adjusted to increase cost of sales by the same amount as the step up in the inventory that is expected to be sold within one year of the acquisition date.

(d)

Reflects the adjustment of $2.8 million to increase the basis in the acquired property and equipment to the estimated fair value of $8.0 million. The estimated useful lives range from 1 to 20 years. The fair value and useful life calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age, condition, and location of ParkUSA’s property and equipment.

The following table summarizes the change in the estimated depreciation expense (in thousands):

	Nine Months Ended September 30, 2021	Year Ended December 31, 2020

Estimated depreciation expense	$948	$1,618
Historical depreciation expense	(607)	(871)
Pro forma adjustments to depreciation expense	$341	$747

(e)

Reflects the establishment of $58.3 million of operating lease right-of-use assets, $1.9 million of current operating lease liabilities, and $56.4 million of long-term operating lease liabilities for operating leases entered into by the Company at the time of the acquisition.

The following table summarizes the change in the estimated rent and lease expense (in thousands):

	Nine Months Ended September 30, 2021	Year Ended December 31, 2020

Estimated rent and lease expense	$2,714	$3,553
Historical rent and lease expense	(2,628)	(3,589)
Pro forma adjustments to rent and lease expense	$86	$(36)

(f)

Reflects the preliminary goodwill of $28.5 million, calculated as if the net assets were acquired on September 30, 2021. The actual goodwill to be recorded in our December 31, 2021 financial statements is expected to be materially different, due to the changes in ParkUSA’s working capital balances between September 30, 2021 and the acquisition date of October 5, 2021, as well as possible changes as the purchase price allocation is completed. See the preliminary purchase price allocation in Note 2.

(g)

Reflects the adjustment of $30.1 million to increase the historical intangible assets acquired by the Company to their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets for customer relationships, trade names, backlog, and patents. The fair value of identifiable intangible assets is determined primarily using the income approach, which requires a forecast of all of the expected future cash flows.

The following table summarizes the estimated fair values of ParkUSA’s identifiable intangible assets and their estimated useful lives (dollars in thousands):

			Amortization Expense
	Estimated Fair Value	Estimated Useful Life (in years)	Nine Months Ended September 30, 2021	Year Ended December 31, 2020

Customer relationships	$19,800	10.0	$1,485	$1,980
Trade names	9,600	10.0	720	960
Patents	1,300	21.0	46	62
Backlog	800	0.6	-	800
	$31,500		2,251	3,802

Historical amortization expense			-	-
Pro forma adjustments to amortization expense			$2,251	$3,802

This preliminary estimate of fair value and estimated useful life will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

(h)

Reflects the accrual of $2.5 million of additional non-recurring transaction costs incurred subsequent to September 30, 2021, including advisory, legal, accounting, and other expenses. There were $2.8 million and $0.3 million of transaction costs and $6.0 million and $0 of transaction bonuses included in the historical statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively. These transaction costs and transaction bonuses are not expected to affect the results of operations beyond twelve months after the acquisition date.

(i)	Reflects the elimination of the historical equity of ParkUSA.

(j)

Reflects the income tax effect of pro forma adjustments based on the estimated blended federal and state statutory income tax rate of 24.7% for the nine months ended September 30, 2021 and the year ended December 31, 2020, adjusted for the impact of combined non-deductible permanent differences.